Exhibit 99.1
July 2, 2009
Dear ABE Unit Holder:
I want to take this opportunity to provide you with an update letter regarding Advanced BioEnergy and its subsidiaries which should be read in conjunction with our filings with the Securities and Exchange Commission (see attached enclosure for information on obtaining our SEC filings). In this letter, I will provide information on our current financial performance and the ethanol industry overall. I will also focus on two very important business matters impacting ABE today. The first is our forbearance and restructured note agreement with PJC Capital, LLC (PJC) and second the foreclosure and transfer of our equity interest in Heartland Grain Fuels (HGF) to the existing debt holders of HGF. As we navigate through these difficult and, in many cases, unprecedented times we remain long-term optimists about our company and the industry.
The overall economic slowdown and increased market volatility has put tremendous pressure on operating margins to the point where many producers are struggling to meet debt service requirements. Looking back to July 2008, we experienced a sharp decline in commodity prices and we watched ethanol prices decline at a very rapid pace. Depressed operating margins and cash flows caused many producers to seek various forms of relief from senior lenders and forced many into bankruptcy.
Currently, it is estimated that approximately 2.0 to 2.5 billion gallons per year (BGY) of ethanol capacity is shut-down/idle. This idle capacity plus plants operating at less than capacity is the total of idle capacity that is keeping supply and demand in balance today. Recently, spot margins have improved to levels not experienced since 2008, another indication that supply and demand are stabilized for at least the short-term. Recent industry forecasts put ethanol production at 10.5 BGY for calendar 2009. This compares to forecasted demand of 10.6 BGY for calendar 2009. Today there are 196 ethanol plants in the US with an estimated annual operating capacity of 13.0 BGY. By the end of 2010, with plants under construction and current expansion projects completed, the total US annual operating capacity is estimated to be 14.3 BGY.1
We have not been unaffected by the many challenges over the past several months as we focus on positioning our company for the future. We have concentrated our efforts on managing operating margins, reducing overhead costs, implementing plant operational efficiencies and working closely with our senior lenders. At our ABE Fairmont plant we have generated adequate cash flow to remain current on all debt repayment obligations and we have honored

[1]	Renewable Fuels Association (RFA) and Houston BioFuels Consultants, LLC

all commitments to our suppliers, including forward grain contracts. Our cost cutting measures have been most notable at our Minneapolis office where we expect overhead costs to be down by approximately 40% this fiscal year ending September 30, 2009 (vs. the prior fiscal year).
Prior to going into detail on the two important business matters pointed out at the beginning of this letter, I would like to remind everyone of the company’s organizational structure as it exists today.
ABE Today:
ABE LLCMinneapolis, MN Corporate Office ABE Fairmont, LLC Fairmont, Nebraska 100 MGPY Heartland Grain Fuels, LP Huron (30 MGPY) and Aberdeen (40 & 9 MGPY), South Dakota Development Sites Argos, Indiana Northfield, Minnesota (All activity cancelled)
ABE LLC & ABE Fairmont Forbearance Agreement and Restructured Note
On October 17, 2007, ABE LLC (the parent company) issued a secured term loan note in the original principal amount of $10.0 million to PJC Capital, LLC (PJC). The $10.0 million in proceeds received from the note was invested in ABE Fairmont as a requirement by its senior lender prior to commencing operations in late October 2007. The $10.0 million in proceeds was used as working capital by ABE Fairmont for plant start-up and other related purposes.
On October 16, 2008, ABE LLC failed to pay the outstanding principal and accrued interest due under the note and on October 17, 2008 we received a notice of an event of default from PJC.
On June 1, 2009, we entered into a Forbearance Agreement with PJC. During the forbearance period we are required, as a condition to forbearance by PJC, to, among other things, raise additional financing prior to September 30, 2009. If we are successful in complying with the conditions in the Forbearance Agreement, PJC will agree to, among other things, restructure the repayment terms of its loan to ABE. The full details of our forbearance arrangement with PJC can be found in the Forbearance Agreement attached as an exhibit to our Form 8-K filed with the SEC on June 1, 2009.

Equity Foreclosure of Heartland Grain Fuels, L.P. by WestLB AG and related Syndicate Banks:
As reported in our most recently filed 10Q with the SEC on May 20th, we expect WestLB, and related syndicate banks, to foreclose on 100% of the equity interest in Heartland Grain Fuels (HGF). We have been working with WestLB and its advisors for the past several months and, unfortunately, no other outcome is expected.
We acquired a majority equity position in HGF in November 2006 and subsequently acquired 100% of the equity in May 2007. At the time of the acquisition HGF operated two ethanol plants, Huron, South Dakota (30 MGPY) and Aberdeen, South Dakota (9 MGPY). In January 2008, HGF commenced operations of a new 40 MGPY ethanol plant in Aberdeen, South Dakota directly adjacent to the existing Aberdeen ethanol plant.
In October 2007, HGF entered into a senior secured credit facility with WestLB, which included a $90.7 million senior secured credit facility and an $8.0 million working capital facility. In addition, Brown County, South Dakota issued $19.0 million of subordinate solid waste facilities revenue bonds for the benefit of HGF. The senior and bond debt proceeds were primarily used to finance the construction and working capital needs of the new Aberdeen 40 MGPY ethanol plant and refinance existing outstanding debt at HGF (approximately $47.0 million).
In October 2008, HGF defaulted on an interest payment payable to WestLB, which also resulted in an immediate default under its subordinate solid waste facilities revenue bonds. In January 2009, HGF entered into a Forbearance Agreement with its senior lenders. The Forbearance Agreement terminated on March 31, 2009. During the Forbearance period we evaluated the situation and determined we were not able to remedy the default.
As a result of these developments we evaluated the alternatives and anticipate that we will be required to transfer the assets of HGF (our equity interest) to debt holders of HGF in exchange for a release from the senior secured credit facility and subordinate revenue bonds. We expect to transfer our equity interest by September 30, 2009. Today, the Aberdeen and Huron plants are operating at nameplate capacity and have continued to meet all obligations related to its daily operations, including corn purchases. HGF has been generating adequate cash from operations to cover its normal operating expenses. Unfortunately, as I discussed earlier, the financial performance of HGF has not generated sufficient cash flow to cover its debt service obligations (debt service obligations were suspended in October 2008 at the time of the default).
Business Services Agreement between ABE LLC and HGF
We are working on a business services agreement with WestLB and HGF to provide similar functions as provided today for a fee. This agreement is expected to commence in conjunction with the effective date of the equity transfer (foreclosure) by WestLB. These services include risk management/margin management, financial reporting, IT services, human resources and benefits administration, income tax services, cash management, and accounting.
Development Sites
This is simple. As stated in our recent SEC filings we have cancelled all activity related to the Argos, Indiana and Northfield, Minnesota ethanol plant sites.
The past 12 months have not been easy, but our employees have worked hard and we believe we are taking the necessary steps to position ABE for future success. We’d be happy to answer any questions you may have. In the meantime, we are grateful for your patience and support.
Respectfully,
/s/ Richard R. Peterson
Richard R. Peterson
CEO
The references herein to a private offering are made pursuant to Rule 135c under the Securities Act of 1933 and are neither an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
The following discussion may contain forward-looking statements regarding us, our business prospects and our results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements, including market volatility, determinations made by third parties (including one or more of our lenders) contrary to our expectations, third party litigation, ability of our plants to operate at levels sufficient to generate cash in excess of our expenses, ability to meet our contractual commitments, and Federal, state and local regulatory compliance. The risks and uncertainties are summarized in the forward-looking statements in other documents that we file with the Securities Exchange Commission, such as our Annual Report on Form 10-K for the year ended September 30, 2008. These forward-looking statements reflect our view only as of the date of this report. We cannot guarantee future results, levels of activity, performance, or achievement. We do not undertake any obligation to update or correct any forward-looking statements.

How to Access SEC Filings
Annual and Quarterly Financial Information
Recently (May 20th), we filed our second quarter (March 31st) unaudited financial results on Form 10Q with the (“SEC”) Securities and Exchange Commission. In December 2008, we filed our 10K with the SEC for our fiscal year ended September 30, 2008 which included our Fiscal 2008 audited financial statements.
You can obtain a copy of either our 10-K, 10-Q and other SEC filings by going to our website at www.advancedbioenergy.com. On our website “click” on the Investor Relations tab, then “For All Company SEC Filings Click Here” and you will be redirected to the SEC website and have immediate access to ABE’s SEC filings. Choose the second CIK number listed and then from the list of filings choose the Form 10Q or Form 10K. Otherwise, you can obtain a copy of the 10Q and/or 10K by contacting Bridget Smale at info@advancedbioenergy.com and a complete copy of the forms will be mailed directly to you.